Exhibit 99.1

Sierra Pacific Resources CFO Resigns
To Accept Position With Non-Utility Company

Las Vegas, Nev. — Sierra Pacific Resources (NYSE:SRP) today announced that Richard K. Atkinson, vice president and chief financial officer, has resigned, effective December 12, 2003, to accept a CFO position with a non-utility company in the state of Oregon.

Walter M. Higgins, chairman and chief executive officer of Sierra Pacific Resources, said, “I want to thank Rich for his 23 years of service with our company and wish him the very best in his new position. We already have begun the process of determining Rich’s successor. In the meantime, I will be assuming the responsibilities of the chief financial officer.”

Atkinson, 52, will be assuming the role of vice president and chief financial officer of Pope & Talbot, a Portland-based manufacturer of wood products and pulp.

“I want to express my thanks and appreciation to Walt and all of my colleagues at Sierra Pacific for the opportunities and experiences afforded me over many years,” Atkinson said. “I have mixed emotions today — a touch of sadness for leaving friends and fellow workers and a sense of excitement about entering a different industry offering new professional challenges.”

Headquartered in Nevada, Sierra Pacific Resources is a holding company whose principal subsidiaries are Nevada Power Company, the electric utility for most of southern Nevada, and Sierra Pacific Power Company, the electric utility for most of northern Nevada and the Lake Tahoe area of California. Sierra Pacific Power Company also distributes natural gas in the Reno-Sparks area of northern Nevada. Other subsidiaries include the Tuscarora Gas Pipeline Company, which owns 50 percent interest in an interstate natural gas transmission partnership and several unregulated energy services companies.

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